                                  Exhibit 99.3

     Contact:       JACOR COMMUNICATIONS
                    Pam Taylor
                    606.655.6523
News Release
                    NATIONWIDE COMMUNICATIONS, INC.
                    Jeff Botti
                    614.249.6339

          FOR IMMEDIATE RELEASE

JACOR TO ACQUIRE NATIONWIDE COMMUNICATIONS FOR $620 MILLION
   PROPOSED TRANSACTION INCLUDES 17 RADIO STATIONS IN EIGHT ATTRACTIVE MARKETS

     COVINGTON, KY., OCTOBER 27, 1997:   Jacor Communications, Inc. (JCOR:
     Nasdaq) has signed a letter of intent to purchase the assets of Nationwide Communication's 17 radio stations for $620 million. The agreement follows Columbus-based Nationwide Mutual Insurance Company's recent decision to sell the radio group.

     Nationwide operates radio stations in eight attractive, high growth markets that have little overlap with Jacor's existing portfolio. Five of Nationwide's broadcast areas signal new markets for Jacor. They include:
          / /  Dallas - KEGL-FM, KDMX-FM
          / /  Houston - KHMX-FM, KTBZ-FM
          / /  Minneapolis - KMJZ-FM, KSGS-AM
          / /  Phoenix - KGLQ-FM, KZZP-FM
          / /  Baltimore - WPOC-FM

     Nationwide also operates stations in three existing Jacor markets:
          / /  San Diego - KMCG-FM, KXGL-FM
          / /  Cleveland - WMMS-FM, WGAR-FM, WMJI-FM
          / /  Columbus - WCOL-FM, WNCI-FM, WFII-AM

     "This was worth the wait," said Jacor CEO Randy Michaels after the agreement was reached. "Nationwide hits the mark on all fronts for Jacor. The economic return exceeds our hurdle rate and is consistent with our high standards for capital investment. The new broadcast areas give us a strong foundation to begin building regional clusters and continue our geographic expansion. Nationwide management has done a tremendous job assembling high quality signals in strategically placed markets. With our expertise in developing stick properties and our strong presence across many of these broadcast areas Jacor is ready to take the Nationwide stations to the next level."

                                                  Jacor Communications, Inc.
                                                  12th Floor
                                                  50 E. RiverCenter Blvd.
                                                  Covington, Kentucky 41011
                                                  Tel 606.655.2267
                                                  Fax 606.655.9345

     NCI President Steve Berger commented, "We're pleased to have Jacor as a partner in this transaction although it will be difficult to leave Nationwide. We recognize, however, that the industry is changing and the stations need to be on the leading edge of that change in order to grow. Under the Jacor umbrella, the Nationwide stations will share in the benefits of Jacor's regional cluster strategy."

     "This agreement is part of an overall strategy by Nationwide to focus resources on its core businesses of insurance and financial services," said Robert A. Oakley, Executive Vice President and Chief Financial Officer of the Nationwide Insurance Enterprise. "The strong market for broadcast properties today will enable Nationwide to make significant contribution to its fundamental businesses."

     Added Robert J. Woodward, Executive Vice President and Chief Investment Officer for the Enterprise, "NCI has been an excellent investment for Nationwide and the broadcast industry realizes the tremendous value of NCI's radio properties. NCI is strong, not only financially but also in its people who entertain their audiences and serve their communities well. They truly have lived by NCI's motto, "Only the best people."

     According to "WHO OWNS WHAT," Nationwide is the 16th largest radio group in the United States with estimated 1997 revenues of $96.5 million.
     Nationwide Communications Inc. was founded in 1946 and has operated under the ownership of Nationwide Mutual Insurance Company of Columbus, Ohio.

     This transaction is subject to a regulatory review. Gary Stevens & Co. acted as the broker for Nationwide Communications.

     Jacor is the nation's third largest radio group measured by total revenues. Prior to the Nationwide Communications acquisition and including announced pending acquisitions Jacor owns, operates, or represents 172 radio stations in 36 U.S. broadcast areas, and WKRC-TV in Cincinnati. Additionally, Jacor is the country's third largest provider of syndicated radio programming through Radio-Active Media (formerly EFM), the syndicator for top radio personalities Rush Limbaugh and Dr. Dean Edell, and Premiere Radio Networks, the Los Angeles based syndicator of THE DR. LAURA SCHLESSINGER SHOW and creator of comedy clips, jingles and other programming and research products. Jacor also owns a satellite distribution service, NSN, which provides bi-directional communication among multiple networks. Jacor plans to pursue growth through continued acquisitions of complementary radio stations in its existing broadcast locations, and radio groups or individual stations with significant presence in other attractive locations. Additionally, Jacor has plans to grow in other broadcast-related products and businesses.

     NCI and Nationwide Mutual are units of the Nationwide Insurance Enterprise, a Fortune 50 organization based on assets of $77 billion. The Enterprise is a leading provider of property-casualty insurance and financial and commercial services.

     Visit www.cfonews.com/jcor/ for more information on Jacor.